Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-202108, 333-193812, 333-186547, 333-179449, 333-172072, 333-164726, 333-157192, 333-149220, and 333-144338) on Form S-8 of our reports dated September 11, 2014, relating to the consolidated financial statements of ShoreTel, Inc. and subsidiaries (collectively the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 11, 2015